UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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HIGHWOODS PROPERTIES, INC.
(Name of Registrant as Specified in its Charter)

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March 29, 2019

Dear Fellow Stockholder:
We are pleased to invite you to attend the 2019 annual meeting of stockholders of Highwoods Properties, Inc. The annual meeting will be held on Wednesday, May 8, 2019 at 11:30 A.M., Eastern Time, in Suite 600 of our Smoketree Tower building, which is located at 3100 Smoketree Court, Raleigh, North Carolina.
The proxy statement, with the accompanying formal notice of the meeting, describes the matters expected to be acted upon at the meeting. We ask you to review these materials carefully and to use this opportunity to take part in the affairs of Highwoods by voting on the matters described in the proxy statement. Following the formal portion of the meeting, we will provide a brief report on the operations of our company and our directors and senior leadership team will be available to answer appropriate questions from stockholders.
Your vote is important. Your proxy or voting instruction card includes specific information regarding the several ways to vote your shares. We encourage you to vote as soon as possible, even if you plan to attend the meeting. You may vote over the internet, by telephone or by mail.
Thank you for your continued support of Highwoods.
Cordially,
CARLOS E. EVANS
Chair of the Board of Directors

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NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS
__________________________________________________________________________________________________________________________________________________________________________

Date:	Wednesday, May 8, 2019

Time:	11:30 A.M. Eastern Time

Place:	Smoketree Tower, 3100 Smoketree Court, Suite 600, Raleigh, North Carolina

Record Date:	Friday, March 8, 2019

Items of Business:	1. To elect seven directors to serve a one-year term and until their respective successors are duly elected and qualified

2. To ratify the appointment of Deloitte & Touche LLP as our independent auditor for 2019

3. To vote on an advisory proposal regarding executive compensation

4. To transact such other business as may properly come before the meeting or any adjournments

Proxy Voting:
Whether or not you plan to attend the meeting, your vote is very important. You may vote via a toll-free telephone number or online. If you received a paper copy of the proxy card by mail, you may also vote by signing, dating and mailing the proxy card in the envelope provided. Instructions regarding all three methods of voting will be contained on the proxy card and in the Notice of Internet Availability of Proxy Materials. If you execute a proxy by telephone, online or by mailing in a proxy card, but later decide to attend the meeting in person, or for any other reason desire to revoke your proxy, you may do so at any time before your proxy is voted.

On March 29, 2019, we expect to mail our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our 2018 annual report, and how to vote.
By Order of the Board of Directors
JEFFREY D. MILLER
Executive Vice President, General Counsel and Secretary

March 29, 2019

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TABLE OF CONTENTS
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HIGHWOODS AT-A-GLANCE
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Business

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HIGHWOODS AT-A-GLANCE
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Governance

HIGHWOODS IS COMMITTED TO FOLLOWING BEST PRACTICES IN ITS CORPORATE GOVERNANCE

- ✓ Directors Serve One-Year Terms
- ✓ Majority Vote Director Resignation Policy
- ✓ Vigorous Cash and Equity Clawback Policy
- ✓ No Employment Contracts
- ✓ Double Trigger Change-in-Control Contracts
- ✓ No Excise Tax Gross-Ups
- ✓ No Poison Pill
- ✓ 86% Independent Directors
- ✓ 1/3 of Independent Directors are Female
- ✓ Robust Stock Ownership Guidelines
- ✓ Independent Board Chair
- ✓ Shareholders Can Amend Bylaws
- ✓ Two Financial Experts on Audit Committee
- ✓ Shareholder-Aligned Compensation Philosophy
- ✓ Anti-Hedging and Anti-Pledging Policy
- ✓ 95+% Institutional Investor Ownership
- ✓ No Related Party Transactions
- ✓ Simple Corporate Structure
- ✓ Well-Defined, Long-Standing Strategic Plan

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HIGHWOODS AT-A-GLANCE
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Environmental Sustainability

$17M BUILDING MODERNIZATION INVESTMENT COMMITMENT (2017 – 2020)

ENERGY RECOVERY UNITS
Recover energy from exhaust air to heat or cool fresh outside air for ventilation

COOL ROOFS
Lower the roof temperature and improve the efficiency of rooftop AC units

> *Highwoods is firmly committed to our intrinsic and societal responsibility to routinely minimize all environmental impacts resulting from our development and operation of our properties.*
>
> **Ed Fritsch**
> Chief Executive Officer and Director

HIGH EFFICIENCY CHILLERS
Use 20% less energy than standard efficiency chillers

ENERGY MANAGEMENT SYSTEMS
Monitor and control energy-consuming equipment while improving customer comfort and satisfaction

VARIABLE FREQUENCY DRIVES (VFDs)
Closely align pump and fan motor speeds with building heating and cooling loads to reduce energy waste

HIGH EFFICIENCY PLUMBING
Automated low-flow water fixtures reduce water consumption and the energy associated with hot water heating

LED LIGHTING
Use 80% less energy than incandescent bulbs, have longer lifespans, and improve lighting quality

DESTINATION ELEVATORS
Minimize multiple stops and expedites cars to adjust to high traffic

ELECTRIC VEHICLE (EV) CHARGING STATIONS
EVs can cut greenhouse gas emissions by half or more

100% OF NEW DEVELOPMENT LEED CERTIFIED

9.8% GHG EMISSIONS REDUCTION (since 2015)

9.4% ENERGY REDUCTION (since 2015)

9.0% WATER REDUCTION (since 2015)

ONGOING SUSTAINABLE PRACTICES

- EMPLOYEE TRAINING
- CONTINUOUS CONDITIONING
- INDOOR AIR QUALITY TESTING
- CUSTOMER ENGAGEMENT
- GREEN CLEANING PROGRAM
- RECYCLING PROGRAM

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CORPORATE GOVERNANCE AND BOARD MATTERS
__________________________________________________________________________________________________________________________________________________________________________

Composition of the Board of Directors
The board currently consists of seven directors. The current members of our Board of Directors are Charles A. Anderson, Gene H. Anderson, Carlos E. Evans, Edward J. Fritsch, David J. Hartzell, Sherry A. Kellett and Anne H. Lloyd. O. Temple Sloan, Jr., 80, retired as a director effective December 31, 2018. Mr. Sloan was a partner of the Company’s predecessor at the time of its founding in 1978. As part of the Board’s succession planning activities, Carlos E. Evans, 67, was elected to assume the independent Chair role upon Mr. Sloan’s retirement. The following table provides current membership information for the Board and each of its committees:

Director Name	Independent	Audit	Compensation and Governance	Executive	Investment
Charles A. Anderson	√				Member
Gene H. Anderson	√			Member	Member
Carlos E. Evans	√		Chair	Chair
Edward J. Fritsch				Ex-Officio	Chair
David J. Hartzell	√	Member			Member
Sherry A. Kellett	√	Chair
Anne H. Lloyd	√	Member	Member

Board Independence, Leadership and Other Activities
Under NYSE rules, a majority of our directors and all of the members of the audit committee and the compensation and governance committee must be independent. For a director to qualify as independent, in addition to satisfying bright-line criteria established by the NYSE, the board must affirmatively determine that the director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). The board has determined that Mses. Kellett and Lloyd and Messrs. C. Anderson, G. Anderson, Evans and Hartzell all satisfy the bright-line criteria and none has a relationship with us that would interfere with their ability to exercise independent judgment. The board does not believe the lease of office space to a family business controlled by Mr. G. Anderson impairs such director’s independence. The terms and conditions of the lease were comparable to terms and conditions then prevailing in the competitive marketplace. In addition, none of these directors other than Mr. G. Anderson (who retired from our company in June 2009) has ever served as (or is related to) an employee of our company or any of our predecessors or acquired companies or received any compensation from us except for compensation as a director.
No member of our audit committee has accepted any consulting, advisory or other compensatory fee from us other than as set forth under “- Compensation of Directors.” Further, the board has determined that each member of the committee is financially literate and two members, Mses. Kellett and Lloyd, both certified public accountants, are financial experts.
The Board believes it is prudent that the positions of chair and chief executive officer continue to be separate.
The principal responsibility of our directors is to exercise their business judgment to act in what they reasonably believe to be in the best interests of our company and our stockholders. The board oversees our company’s overall strategic planning process, including the implementation and effectiveness of our strategic plan. As part of this process, the board regularly

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evaluates internal attributes and external threats that could hinder us from achieving our strategic goals and adversely affect the long-term outlook for our stockholders. The board believes that establishing an appropriate “tone at the top” and candid and constructive conversation between management and the board are essential for effective risk management and oversight. The board oversees management’s overall processes to identify and mitigate enterprise risks and capitalize on strategic opportunities. The audit committee is responsible for overseeing management's risk assessment and risk management processes designed to monitor and control financial risk exposures, including cyber security risk. The compensation and governance committee is responsible for ensuring that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company. The board and its committees routinely meet and communicate with our executive officers as appropriate in the board’s consideration of matters submitted for approval and risks associated with such matters.
Board Meetings
At each in-person meeting of the board, our non-management directors meet in executive session. Our board chair (or, in the chair’s absence, another independent director designated by the chair) presides over such executive sessions. In 2018, each of the directors attended at least 75% of the aggregate of the total number of meetings of the board and the total number of meetings of all committees of the board on which the director served. The board encourages its members to attend each annual meeting. All eight persons then serving as directors attended our 2018 annual meeting.
The board held eight meetings in 2018.
Compensation and Governance Committee
The committee, which currently consists of Mr. Evans (Chair) and Ms. Lloyd, determines compensation for our executive officers and oversees our incentive plans. Grants of awards to directors and executive officers under our long-term equity incentive plan are also pre-approved by the full board based on the recommendations of the committee.
The committee also makes recommendations regarding board member qualification standards, director nominees, director responsibilities and compensation, director access to management and independent advisors and management succession. Our corporate governance guidelines provide that the committee is responsible for reviewing with the board, on an annual basis, the appropriate skills and characteristics of board members as well as the composition of the board as a whole. This assessment includes consideration as to the members’ independence, skills, background and experience in the context of the needs of the board. The board also seeks diversity among directors in terms of the factors listed in the preceding sentence. The same criteria are used by the committee in evaluating nominees for directorship.
The committee is responsible for reviewing any transactions or arrangements that involve potential conflicts of interest involving executive officers, directors and their immediate family members, including any transactions or arrangements requiring disclosure under Item 404(a) of Regulation S-K. Our corporate governance guidelines provide that each director will disclose any potential conflicts of interest to the chief executive officer, who will then address the matter with the committee and the full board. In that situation, the director with the potential conflict would recuse himself or herself from all discussions of the board or any committee related to the conflict, except to the extent the board or a committee requests such director to participate. Any vote by the board or a committee to approve the matter or transaction giving rise to the potential conflict would be made only upon the approval of a majority of the disinterested directors. Our code of business conduct and ethics

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prohibits the continuation of any conflict of interest by an employee, officer or director except under guidelines approved by the board. We require all of our employees to complete an annual conflict of interest questionnaire. The results are then reviewed with the committee. Because the facts and circumstances regarding potential conflicts cannot be predicted, the board has not adopted a written policy for evaluating conflicts of interest. In the event a conflict of interest arises, the committee (and the board, if necessary) will review the facts and circumstances of the conflict, our corporate governance policies, the effects of any potential waivers of those policies, applicable state law and NYSE rules and regulations and consider the advice of counsel before making any decisions regarding a potential conflict of interest.
In making any nominee recommendations to the board, the committee will consider persons recommended by our stockholders so long as the recommendation is submitted to the committee prior to the date that is 120 days before the anniversary of the mailing of the prior year’s proxy statement. Nominee recommendations, together with appropriate biographical information, should be submitted to the chair of the compensation and governance committee, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604. The committee may, in its sole discretion, reject or accept any such recommendation.
When considering new candidates for election, or when considering re-nomination of a director for an additional term, the board evaluates the candidate’s expected contribution, level of engagement, experience, background and skill set. The board believes that directors who change the professional responsibilities and/or positions they held outside our company when they were elected should offer to resign from the board. However, the board does not believe that, in every instance, directors who retire or change from the positions they held when they were elected to the board should necessarily leave the board. There should, however, be an opportunity for the board, through the committee, to review the continued appropriateness of director membership under the changed circumstances, including the anticipated ongoing value and contribution of the individual director. The board further believes that each director should be generally available to respond to reasonable requests and commitments related to our company and that there is a limit to the number of public company boards of directors upon which a director may serve and meet such an availability requirement. As a result, our corporate governance guidelines provide that none of our directors may serve on more than four other public company boards of directors while serving on our board. No director currently serves on the board of more than one other publicly-traded company.
The board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. As part of this process, the committee receives comments from all directors and reports annually to the board with an assessment of the board’s performance. The assessment focuses on the board’s contribution to our overall success and specifically focuses on areas in which the board believes that its performance could improve.
The compensation and governance committee held three meetings in 2018.
Compensation and Governance Committee Interlocks
No member of the compensation and governance committee is a current or past employee of our company or any of our predecessors or acquired companies and each is an independent director. None of our executive officers serves, or in the past three years has served, as a member of the board of directors or compensation committee of another entity that has one or more executive officers serving on our board or the committee.

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Audit Committee
The audit committee, which currently consists of Ms. Kellett (Chair), Mr. Hartzell and Ms. Lloyd, approves the engagement of our independent registered public accounting firm (which we refer to as our “independent auditor”), reviews the plans and results of the audit engagement with such firm, approves professional services provided by such firm, reviews the independence of such firm, approves audit and non-audit fees and reviews the adequacy of our internal control over financial reporting. The committee also oversees our internal audit and risk management functions.
The audit committee held eight meetings in 2018.
Investment Committee
The investment committee, which currently consists of Messrs. C. Anderson, G. Anderson, Fritsch (Chair) and Hartzell, has overall responsibility for approving significant acquisitions, developments and dispositions.
The investment committee held three meetings in 2018.
Executive Committee
The executive committee, which currently consists of Messrs. G. Anderson, Evans (Chair) and Fritsch (ex-officio), meets on call by our board chair and may exercise all of the powers of the board, subject to the limitations imposed by applicable law, the bylaws or the board.
The executive committee held 12 meetings in 2018.
Other Stockholder Information
The board, in its role as primary governing body, provides oversight of our affairs and strives to maintain and improve our corporate governance practices. To this end, we have corporate governance guidelines and a code of business conduct and ethics applicable to directors, officers and employees. We also have a separate code of ethics for our chief executive officer and our senior financial officers. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or any waiver from, a provision of these codes of ethics by posting such information on our website at www.highwoods.com.
As a means of encouraging dialogue on appropriate issues of interest to significant long-term investors, from time to time we invite investors and analysts to participate in informal sessions with directors. Our board believes such engagement is an effective avenue for gathering unfiltered perspectives from such constituents that have a legitimate interest in gaining a deeper understanding of board oversight of succession planning, compensation and/or risk management. Also, interested parties, such as employees and stockholders, may communicate directly with our independent directors by writing to our board chair, c/o Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604. The audit committee has also adopted a process for interested parties, including employees and stockholders, to send communications to the committee concerning regulatory compliance, accounting, audit or internal control issues. Written communications may be addressed to the chair of the audit committee, Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604. Interested parties may also use the toll-free hotline maintained by a third party that we have established as part of our code of

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business conduct and ethics by calling (800) 677-9884. Our corporate governance guidelines, code of business conduct, code of ethics for our chief executive officer and senior financial officers, audit committee charter and compensation and governance committee charter are available under the “Investors/Governance/Governance Documents” section of our website. Information on our website is not considered part of this proxy statement.
Compensation of Directors
In 2018, the cash retainer for non-employee directors was $60,000. Our board chair received an additional annual cash retainer of $40,000. Members of the audit, executive and compensation and governance committees received additional cash retainers of $5,000 for each committee, except that the additional cash retainer was $10,000 for the chair of the compensation and governance committee and $20,000 for the chair of the audit committee. Non-employee directors on the investment committee received additional cash retainers of $10,000. Non-employee directors do not receive additional fees for attendance at meetings or participation in conference calls of the board or its committees. Non-employee directors also received a grant of time-based restricted stock with a value of approximately $80,000. Such shares vest ratably on an annual basis generally over a four-year term.
The following table provides information regarding non-employee director compensation during 2018:

Name	Fees Earned or Paid in Cash	Stock Awards (1)	All Other Compensation (2)	Total
Charles A. Anderson	$70,425	$79,310	$6,845	$156,580
Gene H. Anderson	$75,000	$79,310	$6,845	$161,155
Carlos E. Evans	$75,000	$79,310	$6,795	$161,105
David J. Hartzell	$75,000	$79,310	$6,845	$161,155
Sherry A. Kellett	$80,000	$79,310	$6,845	$166,155
Anne H. Lloyd	$59,575	$72,945	$2,353	$134,873
O. Temple Sloan, Jr.	$120,000	$79,310	$6,845	$206,155
__________

(1)
Reflects the grant date fair value. As of December 31, 2018, each person then serving as a non-employee director, other than Mr. Evans and Ms. Lloyd, held 4,076 unvested shares of time-based restricted stock. Mr. Evans, who became a director in January 2015, and Ms. Lloyd, who became a director in January 2018, held 4,049 and 1,696 unvested shares of time-based restricted stock, respectively.

(2)	Consists of dividends declared in 2018 on outstanding time-based restricted stock.
In 2019, Pearl Meyer & Partners, an independent compensation consulting firm (“Pearl Meyer”), was retained to review and evaluate our non-employee director compensation program. Pearl Meyer provides no other services to us.
For 2019, the cash retainer for non-employee directors will continue to be $60,000, our board chair will continue to receive an additional annual cash retainer of $40,000, the chair of the compensation and governance committee will continue to receive an additional cash retainer of $10,000 and non-employee directors on the investment committee will continue to receive additional cash retainers of $10,000. Effective April 1, 2019, the additional annual cash retainer for members of the audit, executive and compensation and governance committees will be increased to $7,500 and the additional annual cash retainer for the chair of the audit committee will be increased to $22,500. Non-employee directors do not receive additional fees for attendance at meetings or participation in conference calls of the board or its committees. On March 1, 2019, non-employee directors received a grant of time-based restricted stock with a value of approximately $90,000. Starting in 2019, shares of time-based restricted stock granted to non-employee directors will vest on the first anniversary of the grant date. One-year vesting more

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closely aligns the vesting period with the elected one-year terms of directors as compared to grants in prior years, which vested ratably on an annual basis over a four-year period.
Stock Ownership Guidelines
Our compensation and governance committee has established the following stock ownership guidelines:

Position	Multiple (in dollars)
Chief Executive Officer	6x Base Salary
Other Named Executives	5x Base Salary
Directors	4x Base Annual Cash Retainer
Named executives and directors are expected to comply with these guidelines within five years. Officers may not sell shares of our common stock or exercise in-the-money stock options, except for net share settlements, unless they comply with these guidelines. The committee is routinely provided with a report indicating whether each officer is in compliance with these guidelines. Our directors and officers also may not directly or indirectly engage in any hedging transaction involving shares of common stock or units of limited partnership interest in Highwoods Realty Limited Partnership, our operating partnership. This includes holding securities in margin accounts or pledging securities to collateralize personal loans or lines of credit. Since commencement of this policy in 2009, none of our officers or directors has engaged in any hedging transaction involving our securities.
Principal and Management Stockholders
The following table shows the number of shares of our common stock beneficially owned as of March 8, 2019 by each director and named executive and all directors and executive officers as a group and as of December 31, 2018 for each group known to us to be holding 5% or more of our common stock:

Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of All Shares (2)
Edward J. Fritsch	736,063	*
Charles A. Anderson	9,302	*
Gene H. Anderson (3)	798,628	*
Carlos E. Evans	23,180	*
David J. Hartzell	21,146	*
Sherry A. Kellett	15,521	*
Anne H. Lloyd	3,629	*
Theodore J. Klinck	138,321	*
Jeffrey D. Miller	117,052	*
Mark F. Mulhern	119,496	*
All executive officers and directors as a group (10 persons)	1,982,338	1.9%
BlackRock, Inc. (4)	14,124,096	13.6%
The Vanguard Group, Inc. (5)	15,298,977	14.8%
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*	Less than 1%

(1)	Includes the following stock options that were exercisable as of March 8, 2019: 224,975 for Mr. Fritsch; 45,865 for Mr. Klinck; 28,336 for Mr. Miller; and 31,195 for Mr. Mulhern.

(2)	The total number of shares outstanding used in calculating this percentage assumes that no operating partnership units or stock options held by other persons are exchanged for shares of common stock.

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(3)
Mr. G. Anderson pledged 465,000 shares of common stock (including operating partnership units) to collateralize a personal line of credit before adoption of our anti-hedging policy in 2009. Mr. Anderson subsequently reduced his pledge to 400,000 shares.

(4)
Information obtained from Schedule 13G filed with the SEC. Located at 55 East 52nd Street, New York, NY 10055. BlackRock, Inc. is the parent holding company of BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd, BlackRock Institutional Trust Company, National Association, BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited, BlackRock Investment Management, LLC, BlackRock Japan Co., Ltd. and BlackRock Life Limited, which are investment advisers for a variety of segregated BlackRock mutual funds and indices.

(5)
Information obtained from Schedule 13G filed with the SEC. Located at 100 Vanguard Blvd., Malvern, PA 19355. The Vanguard Group, Inc. is the parent holding company of Vanguard Specialized Funds - Vanguard Real Estate Index Fund, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. Includes 4,908,067 shares beneficially owned by Vanguard Specialized Funds - Vanguard Real Estate Index Fund.

Equity Compensation Plans
The following table provides information as of December 31, 2018 with respect to shares of common stock that may be issued under our existing equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options	Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (1)
Equity Compensation Plans Approved by Stockholders (2)	596,518	$45.67	2,459,711
Equity Compensation Plans Not Approved by Stockholders	—	—	—

(1)	Excluding securities reflected in the column entitled “Number of Securities to be Issued upon Exercise of Outstanding Options.”

(2)
Consists of our 2015 long-term equity incentive plan under which the compensation and governance committee may grant stock options and restricted stock to our employees, officers and directors and our employee stock purchase plan under which all employees may contribute a portion of their compensation to acquire shares of our common stock at a 15% discount. Also consists of awards previously made prior to May 13, 2015 under our 2009 long-term equity incentive plan that remain outstanding and/or remain issuable in accordance with the terms of that plan and applicable award agreements.

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PROPOSAL 1: ELECTION OF DIRECTORS
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At this annual meeting, the terms of office for all of our directors will expire. The seven persons listed below have been nominated as directors to hold office until the 2020 annual meeting and until any successors are elected and qualified. The board recommends a vote FOR each of the nominees. Should any one or more of these nominees become unable to serve for any reason, the board may designate substitute nominees, in which event the person named in the enclosed proxy will vote for the election of such substitute nominee or nominees, or reduce the number of directors on the board.
Even though our charter provides for a plurality voting standard for election of directors, our corporate governance guidelines provide that, in uncontested elections such as at this meeting, any director nominee who receives a greater number of votes WITHHELD from his or her election than votes FOR such election must promptly offer to resign following certification of the vote. The compensation and governance committee would then make a recommendation to the board as to whether the resignation should be accepted. The board would then decide whether to accept the resignation and disclose its decision-making process. In a contested election, the required vote would be a plurality of votes cast.
Nominees for Election to Term Expiring 2020

Charles A. Anderson Director Age: 58 Director Since: 2014

Chuck Anderson co-founded Bandera Ventures, a private real estate development and investment firm, in 2003. Prior to founding Bandera Ventures, Chuck was with the Trammell Crow Company for 16 years, where he was senior executive director, responsible for the development and investment group for the western United States. He also served on Trammell Crow’s executive and operating committees. Chuck is a director, chair of the compensation committee and a member of the nominating and corporate governance committees of one other publicly-traded company, Triumph Bancorp, Inc. (NASDAQ: TBK), a financial holding company. Chuck also serves on the board of directors of The Cooper Institute and East-West Ministries and is active in the Watermark Community Church.
The board recommends a vote FOR Chuck given his expertise in acquiring, developing and operating real estate assets and contacts throughout the real estate industry.
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Gene H. Anderson Director Age: 73 Director Since: 1997

Gene Anderson served as regional manager of our Atlanta and Greensboro operations until his retirement in June 2009. He is managing principal of G.H. Anderson & Company, a private investment firm. Before joining Highwoods, Gene was president of Anderson Properties, Inc., a private real estate development company. Gene is a past president of the Georgia chapter of the National Association of Industrial and Office Properties and a past national board member of the National Association of Industrial and Office Properties. Gene is not a director of any other publicly-traded company.
The board recommends a vote FOR Gene given his expertise in acquiring, developing and operating real estate assets and contacts throughout the real estate industry and business community.
__________________________________________________________________________________________________________________________________________________________________________

Carlos E. Evans Director Age: 67 Director Since: 2015

Carlos Evans retired from Wells Fargo Bank in May 2014, where he served as executive vice president, group head of the eastern division of Wells Fargo commercial banking, had responsibility for the bank’s government and institutional banking group and served on Wells Fargo’s management committee. Carlos joined First Union National Bank in 2000 as the wholesale banking executive for the commercial segment prior to its merger with Wachovia Corporation in 2001. From 2006 until Wachovia’s merger with Wells Fargo in 2009, Carlos was the wholesale banking executive and an executive vice president for the Wachovia general banking group. Carlos is a director and member of the compensation committee of one other publicly-traded company, Sykes Enterprises, Incorporated (NASDAQ: SYKE), a global business process outsourcing company. Carlos is chairman emeritus of the board of the Spoleto Festival USA. He is also on the board of Queens University of Charlotte.
The board recommends a vote FOR Carlos given his expertise in finance, capital markets and strategic transactions and experience as an executive officer of a major financial institution.
__________________________________________________________________________________________________________________________________________________________________________

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Edward J. Fritsch Director Age: 60 Director Since: 2001

Ed Fritsch became our chief executive officer and chair of our investment committee in July 2004. Ed was our president from December 2003 to November 2018, our chief operating officer from January 1998 to July 2004 and was a vice president and secretary from June 1994 to January 1998. Ed joined our predecessor in 1982 and was a partner of that entity at the time of our initial public offering in June 1994. Ed is a director, chair of the governance committee and member of the audit committee of one other publicly-traded company, National Retail Properties, Inc. (NYSE: NNN), a triple net retail REIT. Ed is a past chair of the National Association of Real Estate Investment Trusts (NAREIT). Ed is also a member of Wells Fargo's central region advisory board, a member of the University of North Carolina at Chapel Hill Foundation board, a director of the University of North Carolina at Chapel Hill Real Estate Holdings, a member of the Dix Park Conservancy board and a member of the Triangle Family Services Advisory Board.
The board recommends a vote FOR Ed given his strategic leadership skills, experience in acquiring, developing, selling and operating real estate assets and role as our chief executive officer.
__________________________________________________________________________________________________________________________________________________________________________

David J. Hartzell Director Age: 63 Director Since: 2009

Dave Hartzell is the Steven D. Bell and Leonard W. Wood Distinguished Professor in Real Estate at the University of North Carolina Kenan-Flagler Business School. Prior to joining the University of North Carolina in 1988, Dave was a vice president at Salomon Brothers Inc., a research associate for The Urban Institute and a financial economist for the U.S. Office of the Comptroller of Currency. He is a former president of the American Real Estate and Urban Economics Association. Dave is not a director of any other publicly-traded company.
The board recommends a vote FOR Dave given his expertise related to real estate portfolios, real estate finance and mortgage-backed securities and experience in real estate investment banking.
__________________________________________________________________________________________________________________________________________________________________________

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Sherry A. Kellett Director Age: 74 Director Since: 2005

Sherry Kellett is a certified public accountant and served as senior executive vice president and corporate controller of BB&T Corporation from 1995 until her retirement in August 2003. Sherry previously served as corporate controller of Southern National Corporation. Sherry previously held several positions at Arthur Andersen & Co. Sherry is not a director of any other publicly-traded company. Sherry is a director of MidCountry Financial Corp., a private financial services holding company based in Macon, GA.
The board recommends a vote FOR Sherry given her experience leading the accounting department of a major financial institution, background as a certified public accountant, experience serving on the boards of a financial services company and another publicly-traded REIT and risk assessment and financial reporting expertise.
__________________________________________________________________________________________________________________________________________________________________________

Anne H. Lloyd Director Age: 57 Director Since: 2018

Anne Lloyd is a certified public accountant and served as executive vice president and chief financial officer of Martin Marietta Materials, Inc. (NYSE: MLM), a leading supplier of building materials, from June 2005 until her retirement in August 2017. She joined Martin Marietta in 1998 as vice president and controller and was promoted to chief accounting officer in 1999. Anne is a director and member of the audit committee of one other publicly-traded company, James Hardie Industries, plc (NYSE: JHX), a world leader in manufacturing fiber cement siding and backboard.
The board recommends a vote FOR Anne given her experience as an executive officer of a major industrial company, background as a certified public accountant, experience serving on the board of directors of another publicly-traded company and risk assessment and financial reporting expertise.
__________________________________________________________________________________________________________________________________________________________________________

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PROPOSAL 2: RATIFICATION OF DELOITTE & TOUCHE LLP
AS INDEPENDENT AUDITOR FOR 2019
__________________________________________________________________________________________________________________________________________________________________________

The audit committee intends to appoint Deloitte & Touche LLP as our independent auditor for 2019. If the appointment of Deloitte & Touche is not ratified, the committee anticipates that it will nevertheless engage Deloitte & Touche as our independent auditor for 2019, but will consider whether it should select a different independent auditor for 2020. Representatives of Deloitte & Touche are expected to be present in person or by telephone at the meeting and will have the opportunity to make a statement if they desire. They are also expected to be available to respond to appropriate questions.
The board recommends a vote FOR this proposal.
Independent Auditor Fees
The following table provides information regarding the fees recorded in our financial statements for professional services rendered by Deloitte & Touche:

	2018	2017	2016
Audit Fees
Annual audit and quarterly reviews	$1,121,395	$810,199	$1,051,468
New accounting standards and investment transactions	$45,500	$12,400	$67,800
Comfort letters, consents and assistance with offerings and related SEC documents	$59,700	$111,200	$80,000
Subtotal	$1,226,595	$933,799	$1,199,268
Tax Fees
Tax compliance, planning and research	$41,979	$42,275	$50,549
Total	$1,268,574	$976,074	$1,249,817
Pre-Approval Policies
The audit committee has adopted a policy requiring the pre-approval of all fees paid to our independent auditor. All fees paid to Deloitte & Touche for services incurred during 2018 were pre-approved in accordance with the committee’s policies. Before an independent auditor is engaged to render any service for us or for any of our wholly owned subsidiaries, the proposed services must either be specifically pre-approved by the committee or such services must fall within a category of services that are pre-approved by the committee without specific case-by-case consideration. Any services in excess of any pre-approved amounts, or any services not described above, require the pre-approval of the committee chair, with a review by the committee at its next scheduled meeting. The committee has determined that the rendering of non-audit services by Deloitte & Touche during or relating to 2018 was compatible with maintaining such firm’s independence.
Audit Committee Report
The audit committee provides general oversight of the financial reporting process, the internal audit function and the appointment and compensation of the independent auditor on behalf of the board. The independent auditor reports directly to the committee, and the committee assesses the independence of the independent auditor and the overall quality of the audit. Oversight of the internal audit function includes appointment, removal, performance evaluation and compensation of the internal auditor.

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Management is responsible for the company’s financial statements and the financial reporting process, including implementing and maintaining effective internal control over financial reporting, as well as assessing and reporting on the effectiveness of internal control over financial reporting. The company’s independent auditor is responsible for expressing opinions, based on its audits, on the conformity of the audited financial statements with accounting principles generally accepted in the United States of America and on the effectiveness of the company’s internal control over financial reporting.
In fulfilling its oversight responsibilities, the committee has reviewed with management and Deloitte & Touche the company’s audited financial statements for the year ended December 31, 2018 and the reports on the effectiveness of the company’s internal control over financial reporting as of December 31, 2018 contained in the 2018 annual report. This review included a discussion of the reasonableness of significant estimates and judgments, the clarity of disclosures in the financial statements and such other matters as are required to be discussed with the committee under Public Company Accounting Oversight Board Auditing Standard 1301, Communications with Audit Committees. The committee also reviewed and discussed with management and Deloitte & Touche the disclosures made in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Controls and Procedures” included in the 2018 annual report. In addition, the committee received the written disclosures and the letter from Deloitte & Touche required by the applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s independence, discussed with Deloitte & Touche the firm’s independence and considered the compatibility of any non-audit services rendered by Deloitte & Touche on the firm’s independence.
In reliance on the reviews and discussions referred to above, prior to the filing of the company’s 2018 annual report with the SEC, the committee recommended to the board (and the board approved) that the audited financial statements be included in the annual report.
Audit Committee: Sherry A Kellett (chair), David J. Hartzell, Anne H. Lloyd

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PROPOSAL 3: ADVISORY VOTE ON EXECUTIVE COMPENSATION
__________________________________________________________________________________________________________________________________________________________________________

Federal law generally requires each public company to include in its proxy statement a non-binding advisory vote regarding the compensation of the company’s named executives, as disclosed in its proxy statement, not less frequently than once every three years. This is commonly known as a “say-on-pay” vote. At our 2017 annual meeting, our stockholders voted on, among other matters, an advisory proposal regarding the frequency of holding a say-on-pay vote. A majority of the votes cast on the frequency proposal were cast in favor of holding a say-on-pay vote every year, which was consistent with the recommendation of our board of directors. The board considered the voting results with respect to the frequency proposal and other factors, and the board currently intends to hold a say-on-pay vote every year until the next required advisory vote on the frequency of holding say-on-pay votes at our 2023 annual meeting.
Accordingly, we are providing stockholders with the opportunity to cast an advisory vote on our executive compensation program. As discussed under “-Compensation Discussion and Analysis,” the board believes our executive compensation program appropriately links executive compensation to our performance and aligns the interests of executive officers and stockholders. Highlights of our program, which is administered by our compensation and governance committee, include the following:

•	Overall compensation is intended to be at competitive levels depending upon our performance relative to our targeted performance and the performance of our peer group.

•
Our overall approach to setting base salaries is to create and sustain long-term stockholder value by balancing our need to retain, incentivize and attract high-quality professionals while appropriately managing our general and administrative expenses.

•	Officers earn amounts under our annual non-equity incentive program only to the extent pre-defined performance criteria established by the committee are achieved during the year.

•
A substantial portion of the long-term equity incentive awards granted to officers is at risk to the extent pre-defined performance criteria established by the committee are not achieved during the applicable performance period.

•	The committee does not believe that we have compensation policies or practices that create risks that are reasonably likely to have a material adverse effect on our company.

•
We have a recoupment policy under which the board can require reimbursement of any equity or non-equity incentive compensation awarded or paid to an executive officer whose fraud or intentional misconduct caused our company to restate its financial statements.

We request stockholder approval of the compensation of our named executives as disclosed pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the narrative disclosures that accompany the compensation tables). As an advisory vote, this proposal is not binding upon us. However, our compensation and governance committee will consider the outcome of the vote when making future compensation decisions.
The board recommends a vote FOR this proposal.

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Compensation Discussion and Analysis
The following is a discussion and analysis of the compensation of our principal executive officer, our principal financial officer and two other executive officers during 2018:

Edward J. Fritsch	Chief Executive Officer
Mark F. Mulhern	Executive Vice President and Chief Financial Officer
Theodore J. Klinck	President and Chief Operating Officer
Jeffrey D. Miller	Executive Vice President, General Counsel and Secretary
Compensation Decision Making
Our compensation and governance committee generally sets our compensation philosophy with respect to all of our officers, including our named executives. Actual compensation decisions with respect to Mr. Fritsch are made solely by the committee. Actual compensation decisions with respect to our other named executives are made by the committee after receiving input from Mr. Fritsch. Grants of awards to directors and officers under our long-term equity incentive plan are also pre-approved by the full board based on the recommendations of the committee.
Our executive compensation program was originally designed and implemented in 1999 with extensive input from Mercer Human Resource Consulting. The compensation and governance committee first engaged Mercer in 1999 and then again in 2004 and 2007 to review our existing compensation practices and suggest changes based on trends and developments impacting executive compensation and its best practices knowledge. In 2012, the committee engaged FTI Consulting, a nationally recognized compensation consultant specializing in the real estate industry, to review our executive and non-employee director compensation programs.
It was favorably noted that our stockholders overwhelmingly approved our executive compensation program at the 2018 annual meeting. Holders of 82.4 million shares of our common stock, or 93% of the total votes cast, voted FOR the advisory vote on executive compensation. The compensation and governance committee considered these voting results as supportive of our overall executive compensation practices.
Compensation Objectives and Components
Compensation for our officers is based largely on the following principles:

•	variable compensation is a significant part of compensation, with the percentage at-risk increasing at higher levels of responsibility;

•	differences in executive compensation should reflect differing levels of responsibility and performance;

•
employee stock ownership aligns the interests of officers and stockholders and results in officers sharing financially in the successes and shortcomings of our company based in part upon their responsibility, overall impact and contribution;

•	performance-based compensation focuses officers on strategic business objectives and aligns pay with performance through performance-leveraged incentive opportunities;

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•
incentive compensation plans should encourage officers to take appropriate risks aimed at enhancing our business prospects and creating stockholder value without threatening the long-term viability of our company; and

•	compensation must be competitive with that offered by other companies that compete with us to attract and retain the best possible executive talent.
Peer Group
A key factor in determining levels of compensation is the pay practices of our peer group, which consists of publicly-traded office REITs that our board and management believe to be most comparable to our company in terms of property type, class and condition of buildings, types of geographic markets, revenues and capital structure. The peer group typically changes from time to time due to industry consolidation, new market entrants, significant shifts in portfolio types, etc.
Publicly available data from the peer group was considered in determining the proportions of base salary, annual non-equity incentive compensation and equity incentive compensation, as well as targeted total compensation. Differences in market capitalization among the peer group and our company are also considered. Overall compensation is intended to be at, above or below competitive levels depending upon our performance relative to our targeted performance and the performance of our peer group.
Our peer group consists of the following REITs:

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The following table provides key information for each peer company according to publicly available information as of December 31, 2018 ($ in millions):

				Total Shareholder Return
Name	Headquarters	Employees	Total Enterprise Value	1 Year	3 Year	5 Year	10 Year
Highwoods Properties, Inc.	Raleigh, NC	442	$6,241	-20.8%	0.8%	31.8%	129.4%
Brandywine Realty Trust	Radnor, PA	329	$4,284	-26.1%	6.6%	12.4%	179.0%
Columbia Property Trust, Inc.	Atlanta, GA	95	$3,565	-12.6%	-6.3%	-3.3%	N/A
Corporate Office Properties Trust	Columbia, MD	378	$4,212	-24.8%	8.0%	8.6%	7.0%
Cousins Properties Incorporated	Atlanta, GA	257	$4,498	-12.7%	26.1%	22.3%	11.2%
Hudson Pacific Properties, Inc.	Los Angeles, CA	311	$7,668	-12.5%	12.6%	50.6%	N/A
Kilroy Realty Corporation	Los Angeles, CA	276	$9,536	-13.6%	9.5%	44.1%	167.4%
Mack-Cali Realty Corporation	Edison, NJ	352	$4,826	-4.4%	-7.1%	8.8%	31.8%
Piedmont Office Realty Trust, Inc.	Johns Creek, GA	134	$3,833	-9.1%	5.2%	31.6%	N/A
Compensation Risk Assessment
Our compensation and governance committee does not believe that we have compensation policies or practices that create risks that are reasonably likely to have a material adverse effect on our company. Other than as described below, we have no compensation policy or program that rewards employees solely on a transaction-specific basis. We have a development cash incentive plan pursuant to which certain employees (but not our named executives) can receive a cash payout from a development incentive pool. The amount of funds available to be earned under the plan depends upon the timing and cash yields of a qualifying development project, but can be no higher than $100,000 per speculative development and $150,000 per build-to-suit development (which such funds would be included in the pro forma budget for the project if applicable). The program does not create an inappropriate risk because all development projects (inclusive of any such incentive compensation) must be approved in advance by our named executives and, in most cases, the full board or the investment committee of our board, none of whom are eligible to receive such incentives. We also pay our in-house leasing representatives commissions for signed leases. The payment of leasing commissions does not create an inappropriate risk because amounts payable are derived from net effective cash rents (which deducts leasing capital expenditures and operating expenses) and leases must be executed by an officer of our company, none of whom are eligible to receive such commissions. Generally, lease transactions of a particular size or that contain terms or conditions that exceed certain guidelines also must be approved in advance by our senior leadership team. Additionally, we have an internal guideline whereby customers that account for more than 3% of our annualized revenues are periodically reviewed with the board. As of December 31, 2018, no customer other than the federal government accounted for more than 3% of our annualized cash revenues.
Base Salary
Base salaries for all of our employees are determined by position, which takes into consideration the scope of job responsibilities, the employee’s level of experience and expertise and competitive market compensation paid by other companies for similar positions. Base salaries are also driven by market competition to attract and retain high-quality professionals. Our overall approach to setting base salaries is to create and sustain long-term stockholder value by balancing our need to retain high-quality professionals while appropriately managing our general and administrative expenses. Under guidelines established by our compensation and governance committee, the target for total cash compensation of our named

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executives is intended to approximate the 50th percentile of our peer group. Our named executives each received a base salary adjustment effective April 1, 2018 as part of a 3% merit pool for all company employees. Each of the named executives also received a one-time annual base salary adjustment effective January 1, 2018 to compensate such officers for being required to pay their own family health insurance premiums starting in 2018. The annual increase was $5,000 for Mr. Fritsch, $6,000 for each of Messrs. Klinck and Mulhern and $6,500 for Mr. Miller. Our named executives will each receive a further base salary adjustment effective April 1, 2019 as part of an annual merit pool. As of April 1, 2019, the annual base salaries in effect for each of our named executives will be as follows:

Name	Salary
Edward J. Fritsch	$766,938
Mark F. Mulhern	$454,920
Theodore J. Klinck	$457,980
Jeffrey D. Miller	$330,480
Employee Benefits and Perquisites
Each officer receives the same company-wide benefits as are generally available to all other salaried employees, such as short and long-term disability insurance, basic life insurance and eligibility for health and supplemental life insurance, access to flexible health care reimbursement accounts and 401(k) matching. Officers participate in the same company-wide health insurance program. Officers are entitled to receive additional annual perquisites not widely available to all salaried employees, such as a vehicle allowance and reimbursement for personal financial consulting services.
Annual Non-Equity Incentive Program
In 2018, officers participated in our annual non-equity incentive program pursuant to which they were eligible to earn cash payments based on a percentage of their annual base salary in effect for December 2018. Under this component of our executive compensation program, officers are eligible to earn additional cash compensation to the extent specific performance-based metrics are achieved during the most recently completed year. The position held by each officer has a target annual incentive percentage. For 2018, the target annual incentive percentage was 135% for the chief executive officer, 95% for the chief operating officer, 90% for the chief financial officer and 75% for the general counsel. In addition to considering the pay practices of our peer group in determining each officer’s annual incentive percentage, the committee also considers the individual officer’s ability to influence our overall performance. The more senior the position, the greater the portion of compensation that varies with performance.
The percentage amount an officer may earn under the annual non-equity incentive program is the product of the target annual incentive percentage times an “actual performance factor,” which can range from zero to 200%. The actual performance factor depends upon the relationship between actual performance in specific areas at each of our divisions and predetermined goals. For our named executives, who served as corporate executives during 2018, the actual performance factor of 133% was based on the goals and criteria applied to our performance as a whole. Participants in our annual non-equity incentive program receive quarterly statements throughout the year that illustrate our projected performance, which is an important tool in keeping our employees focused on achieving our strategic and operating goals.

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The components and weighting of each year’s metrics, which are approved by the compensation and governance committee near the beginning of each year as part of our budgeting and strategic planning process, are intended to closely match our company’s overall operating and financial goals and provide our officers with direct “line of sight” to focus their individual and collective efforts on the achievement of the metrics. The performance criteria, which are equally weighted, are the following:

•	per share funds from operations (“FFO”);

•
net operating income (on a division-by-division basis, inclusive of other income, general and administrative expense and a capital charge/credit applied to net operating income derived from investment activity and excluding unusual charges or credits); and

•	average occupancy (on a division-by-division basis).
The committee approves threshold, target and maximum levels with respect to each of the factors. The following table provides information about the performance-based metrics under our annual non-equity incentive program for 2018:

Factor	Threshold (50%)	Target (100%)	Maximum (200%)	Actual Performance	Actual Performance Factor
Per Share FFO (1)	$3.35	$3.41	$3.47	$3.45	159%
Net Operating Income Growth	0.75%	1.75%	3.50%	2.19%	125%
Average Occupancy	90.0%	91.5%	93.5%	91.8%	115%
Average of the Factors					133%
__________

(1)
Excluding any gains or impairments associated with depreciable properties or joint venture interests and unusual charges or credits. To the extent average leverage throughout 2018 was more than 35.5% or less than 34.5%, the effect of such difference was intended to be excluded. Actual average leverage was 35.2%.

If the threshold level is not satisfied with respect to a particular factor, the actual performance factor would be zero with respect to that factor. If performance exceeds the threshold level but does not satisfy the target level, the actual performance factor would range on a continuum between 50% and 100% with respect to that factor. If performance is between the target level and the maximum level, the actual performance factor would range on a continuum between 100% and 200% with respect to that factor. The performance factor used to determine the amount an executive could earn in 2018 under the annual non-equity incentive program was the average of the three factors. Notwithstanding the formulas described above, our compensation and governance committee retains the discretion and flexibility to increase or decrease the actual performance factor for Mr. Fritsch and, after receiving input from Mr. Fritsch, for our other named executives to more appropriately reflect actual performance, market conditions, unanticipated circumstances and other factors. The actual performance factor was not modified for any of our named executives in 2018.

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The following table provides information about the performance-based metrics under our annual non-equity incentive program for 2019:

Factor	Threshold (50%)	Target (100%)	Maximum (200%)
Per Share FFO (1)	$3.465	$3.500	$3.570
Net Operating Income Growth	2.00%	3.25%	5.00%
Average Occupancy	90.50%	91.75%	93.50%
__________

(1)
Excluding any gains or impairments associated with depreciable properties or joint venture interests and any unusual charges or credits that may occur. To the extent average leverage throughout the year is more than 36.2% or less than 35.2%, the resulting effects on Per Share FFO will also be excluded.

Equity Incentive Compensation-Overview
Our officers are eligible to receive equity incentive compensation that promotes our long-term success by aligning their interests with the interests of our stockholders. The equity incentive awards provide executive officers with an ownership interest in our company and a direct and demonstrable stake in our success to the extent of their position, responsibility, overall impact and contribution. We have adopted stock ownership guidelines for all of our officers. For additional information, see “Corporate Governance and Board Matters - Stock Ownership Guidelines.” Such awards, which are issued under our 2015 long-term equity incentive plan, are typically granted during the first quarter of each year.
Our compensation and governance committee authorizes a mix of long-term equity incentive awards to our named executives. For awards granted to named executives in 2018, the mix was 50% in time-based restricted stock and 50% in total return-based restricted stock and the percentage amount was 315% for our chief executive officer and 180% for our chief operating officer, chief financial officer and general counsel.
Equity Incentive Compensation-Time-Based Restricted Stock
The issuance of time-based restricted stock is an important retention tool and serves to deter our officers from seeking other employment opportunities. Time-based restricted stock vests ratably on an annual basis generally over a four-year term. If an officer leaves, unvested shares are immediately forfeited except in the event of death, disability or as otherwise provided under our retirement plan. If an officer dies, unvested shares of time-based restricted stock will automatically vest. If an officer becomes disabled, unvested shares of time-based restricted stock will become non-forfeitable and continue to vest according to the terms of their original grants. Dividends received on time-based restricted stock are non-forfeitable and are paid at the same rate and on the same date as on shares of our common stock.
Equity Incentive Compensation-Total Return-Based Restricted Stock
The issuance of total return-based restricted stock is an important retention tool that incentivizes our officers to concentrate their efforts on generating and sustaining long-term stockholder value. One of our principal goals is to provide our stockholders with attractive risk-adjusted returns on their investment through the consistent payment of quarterly dividends and stock price appreciation. Total return is defined as the sum of stock price appreciation plus reinvested dividends over the stock value at the beginning of the applicable period.

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Each year, the committee sets payout levels based on the probable total return of our common stock over three years based, in part, on an analysis of historical three-year total return periods. In setting the minimum payout level, the committee considers the dividend yield of our common stock as of the beginning of the applicable three-year period on a three-year compounded basis. If our absolute total return is less than the minimum threshold, all of the total return-based restricted stock will be forfeited at the end of the period, except as otherwise described below. The maximum payout level is determined such that the probability of achievement generally approximates 25%. In setting the target payout level, the committee considers an appropriate three-year compounded total return in light of then current economic conditions. This typically equates to the compounded annual dividend yield of our common stock as of the original grant date plus 250 to 500 basis points of compounded annual stock price appreciation.
The percentage of total return-based restricted stock that vests ranges between 50% and 100% to the extent our absolute total return ranges between the minimum level and the target level. All of the total-return based restricted stock will vest and we will issue an amount of additional shares up to 50% of the original award to the extent our absolute total return ranges between the target level and the maximum level. These additional shares, if any, would be fully vested when issued.
The following table provides information about the total return-based restricted stock issued in 2018 and 2019:

Year	Starting Price (1)	Minimum (50%)	Target (100%)	Maximum (150%)
2018	$43.01	12.5% Total Return	25.0% Total Return	37.5% Total Return
2019	$46.31	12.5% Total Return	25.0% Total Return	37.5% Total Return

(1)	Per share closing price as of the last trading day prior to the beginning of the applicable three-year period.
Notwithstanding the foregoing, if our total return exceeds 100% of the peer group total return index, at least 75% of total return-based restricted stock will vest at the end of the applicable period.
If an officer leaves before the end of the three-year performance period, all of the total return-based restricted stock will be forfeited except in the event of death, disability or as otherwise provided under our retirement plan. If an officer dies or becomes disabled, a pro rata portion of the total return-based restricted stock would become non-forfeitable and continue to vest according to the terms of their original grants.
Except as set forth in the next sentence, dividends received on total return-based restricted stock are non-forfeitable and are paid at the same rate and on the same date as on shares of our common stock. With respect to shares of total return-based restricted stock issued to our chief executive officer, dividends accumulate and are payable only if and to the extent the shares vest.
CEO Pay Ratio
Unlike some other REITs, which outsource the leasing, management and/or maintenance of their properties to third parties, we are a fully-integrated REIT that fully staffs the leasing, management and maintenance of our own portfolio. We believe being a fully-integrated REIT is in the best long-term interests of our shareholders for a number of reasons. First, in-house services generally allow us to better anticipate and respond to the many real-time demands of our existing and potential customer base. Second, we are able to provide our customers with more cost-effective services such as build-to-suit construction and space modification, including tenant improvements and expansions. Third, the depth and breadth of our capabilities and resources

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provides us with market information not generally available. Fourth, operating efficiencies achieved through our fully integrated organization provide a competitive advantage in servicing our properties, retaining existing customers and attracting new customers as well as setting our rental rates and pricing other services. Fifth, we can ensure the consistent deployment of a comprehensive preventative maintenance program. Sixth, our established detailed service request process creates chain of custody for a customer request and tracks status and response time, which enables proactive identification of any underperforming equipment and vital reconnaissance for process improvement and leverage when specifying all aspects of any new construction. Seventh, our first-hand relationships with our customers leads to better service and often results in customers seeking renewals and additional space.
As reflected in the Summary Compensation Table included in this proxy statement, Mr. Fritsch had 2018 annual total compensation of $4,501,710, 26% of which consisted of time-based restricted stock grants under our long-term equity incentive plan subject to future vesting and 54% of which consisted of at-risk compensation under our annual non-equity incentive plan and a grant of total return-based restricted stock. Our median employee’s annual total compensation for 2018 was $65,914, all of which consisted of cash compensation. Mr. Fritsch’s 2018 annual total compensation was approximately 68 times that of our median employee. If we had outsourced the leasing, management and maintenance of our properties to a third party, this ratio would have been significantly lower.
In determining the median employee, we relied on gross wages earned during 2017 for all permanent employees (including part-time, temporary and seasonal employees) as of December 31, 2017 as derived from our tax and payroll records. Gross wages were annualized for employees who did not work the full year, such as employees who were newly hired, on family medical leave, called for active military duty or took an unpaid leave of absence. All of our employees reside in the United States.
Employment Contracts
None of our named executives has an employment agreement with us.
Change in Control Arrangements
The currently outstanding award agreements under our 2009 long-term equity incentive plan provide for the immediate vesting of all stock options and restricted stock upon a change in control. The currently outstanding award agreements under our 2015 long-term equity incentive plan provide for the immediate vesting of all stock options and restricted stock upon a change in control unless they are assumed by the surviving entity (or its parent if the surviving entity has a parent) or replaced with a comparable award of substantially equal value granted by the surviving entity (or its parent if the surviving entity has a parent). Additionally, we have change in control arrangements with our named executives that provide benefits to such officers in the event of an involuntary termination of employment after a change in control. Our compensation and governance committee believes the benefits payable upon such a termination of employment following a change in control are reasonable relative to similar arrangements involving executive officers of our peer companies and are important to ensure the retention and focus of key employees in the event our board determines that pursuing a potential change in control is in our stockholders’ best interest.
We have change in control agreements with Messrs. Fritsch, Mulhern, Klinck and Miller providing that, if within three years from the date of a change in control, the employment of the executive officer is terminated without cause, or the officer resigns with “good reason” (i.e. because such officer's responsibilities are changed, salary is reduced or responsibilities are

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diminished), all stock options and restricted stock will immediately vest and such officer will be entitled to receive a cash payment equal to 2.99 times a base amount. The base amount for these purposes is equal to 12 times the highest monthly salary paid to the executive officer during the 12-month period ending prior to a change in control plus the greater of (1) the average amount earned under our annual non-equity incentive program and any other cash bonuses for the preceding three years or (2) the amount earned under such program and any other cash bonuses during the prior year. Each officer would also be entitled upon any such termination to receive a stay bonus otherwise payable on the first anniversary of a change in control in an amount equal to the base amount referred to in the preceding sentence. The agreements do not provide for benefits if the officer voluntarily resigns without good reason or gross-up payments to pay for applicable excise taxes. The agreements for Messrs. Fritsch and Miller are currently scheduled to expire on February 12, 2022, the agreement for Mr. Mulhern is currently scheduled to expire on September 29, 2021 and the agreement for Mr. Klinck is currently scheduled to expire on September 1, 2021. Each agreement is automatically extended for one additional year on each anniversary date unless we give at least 60 days’ prior notice that the term will not be extended.
For purposes of these arrangements, “change in control” generally means any of the following events:

•
the acquisition by a third party of 20% or more of our then-outstanding common stock in the case of our change in control agreements and the acquisition by a third party of 40% or more of our then-outstanding common stock in the case of our 2009 and 2015 long-term equity incentive plans;

•
the individuals who currently constitute the board (or individuals who subsequently become directors whose elections or nominations were approved by at least a majority of the directors currently constituting the board) cease for any reason to constitute a majority of the board in the case of our change in control agreements and our 2009 long-term equity incentive plan;

•	a reorganization, merger or consolidation in which we are not the surviving entity; or

•	a complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets.
Retirement Plan
We have a retirement plan for employees with at least 30 years of continuous service or are at least 55 years old with at least 10 years of continuous service. Subject to advance written notice and a non-compete agreement, eligible retirees would be entitled to receive a pro rata amount of the annual non-equity incentive compensation earned during the year of retirement and stock options and time-based restricted stock would be non-forfeitable and vest according to the terms of their original grants. Eligible retirees would also be entitled to retain any total return-based restricted stock that subsequently vests after the retirement date according to the terms of their original grants. Mr. Fritsch is currently eligible to receive benefits under the retirement plan. Mr. Mulhern will become eligible in January 2022, Mr. Klinck will become eligible in March 2022 and Mr. Miller will become eligible in August 2025.
Incentive Compensation Recoupment Policy
Under our corporate governance guidelines, in the event of a significant restatement of our historical financial results, the board will review any incentive compensation that was provided to officers on the basis of our company having met or exceeded specific performance targets during the period subject to restatement. If (1) the incentive compensation would have been lower

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had it been based on the restated financial results and (2) the board determines that any officer engaged in fraud or intentional misconduct as of the date such financial results were completed for personal pecuniary gain that caused or substantially caused the need for the restatement, then the board will, to the extent practicable, seek to recover from such officer the portion of such compensation that would not have been earned had the incentive compensation been based on the financial results as restated. Our incentive compensation recoupment policy applies to amounts earned under our annual non-equity incentive plan and awards under our long-term equity incentive plans.
Compensation and Governance Committee Report
The compensation and governance committee has reviewed and discussed the Compensation Discussion and Analysis with our management. Based on such review and discussions, the committee recommended to our board that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation and Governance Committee: Carlos E. Evans (chair), Anne H. Lloyd

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Summary Compensation
The following table provides information regarding the compensation of our named executives:

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards (1)	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Edward J. Fritsch	2018	$746,004	$2,267,535	—	$1,348,966	$139,205	$4,501,710
Chief Executive Officer	2017	$692,277	$1,616,893	$408,872	$1,607,518	$170,475	$4,496,035
	2016	$667,511	$1,533,621	$396,497	$1,542,182	$262,873	$4,402,684
Mark F. Mulhern	2018	$442,500	$765,625	—	$533,439	$59,706	$1,801,270
Executive Vice President and Chief Financial Officer	2017	$423,433	$609,809	$153,727	$635,667	$65,617	$1,888,253
	2016	$410,970	$578,030	$148,949	$657,334	$88,096	$1,883,379
Theodore J. Klinck	2018	$445,500	$770,996	—	$566,862	$59,630	$1,842,988
President and Chief Operating Officer	2017	$426,540	$613,897	$154,802	$675,630	$61,908	$1,932,777
	2016	$414,346	$650,187	$150,175	$699,553	$83,941	$1,998,202
Jeffrey D. Miller	2018	$321,442	$552,485	—	$322,934	$49,344	$1,246,205
Executive Vice President, General Counsel and Secretary	2017	$305,456	$439,782	$110,880	$384,752	$57,253	$1,298,123
	2016	$296,543	$417,074	$107,478	$395,260	$79,235	$1,295,590

(1)
Reflects the grant date fair value. For assumptions used in the valuation of outstanding restricted stock and stock options, see note 11 to the consolidated financial statements in our 2018 annual report. As reflected under “-Grants of Plan-Based Awards,” assuming maximum levels of performance with respect to total return-based restricted stock granted in 2018, on March 1, 2021, Mr. Fritsch will earn an additional 13,554 shares, Mr. Mulhern will earn an additional 4,562 shares, Mr. Klinck will earn an additional 4,594 shares and Mr. Miller will earn an additional 3,292 shares. Based on the $43.01 per share closing price of our common stock on the original grant date, the value of such additional shares would be $582,958, $196,212, $197,588 and $141,589, respectively.

The following table provides information regarding “All Other Compensation” in the table above for 2018:

Name	401(k) Match	Dividends on Restricted Stock (1)	Financial Consulting Services	Vehicle Allowance	Supplemental Life Insurance Premiums	Total All Other Compensation
Edward J. Fritsch	$12,375	$92,304	$11,274	$9,265	$13,987	$139,205
Mark F. Mulhern	$12,375	$33,173	$6,358	$7,800	—	$59,706
Theodore J. Klinck	$12,375	$33,097	$6,358	$7,800	—	$59,630
Jeffrey D. Miller	$12,375	$23,962	$5,207	$7,800	—	$49,344

(1)
Consists of dividends declared in 2018 on outstanding time-based restricted stock. Excludes dividends on outstanding total return-based restricted stock, the expected value of which were factored into the original grant date fair value reflected in the “Stock Awards” column in the table under “Summary Compensation.”

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Grants of Plan-Based Awards
The following table provides information regarding plan-based awards granted in 2018 to our named executives:

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards; Shares of Stock (#)	Grant Date Fair Value of Stock Awards ($) (3)
Name / Type of Award	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Edward J. Fritsch (4)
Annual Non-Equity Incentive	$507,533	$1,015,065	$2,030,130
Total Return-Based Restricted Stock				13,554	27,108	40,662		$1,101,620
Time-Based Restricted Stock							27,108	$1,165,915
Mark F. Mulhern (4)
Annual Non-Equity Incentive	$200,700	$401,400	$802,800
Total Return-Based Restricted Stock				4,562	9,124	13,686		$373,202
Time-Based Restricted Stock							9,124	$392,423
Theodore J. Klinck (4)
Annual Non-Equity Incentive	$213,275	$426,550	$853,100
Total Return-Based Restricted Stock				4,594	9,188	13,782		$375,820
Time-Based Restricted Stock							9,188	$395,176
Jeffrey D. Miller (4)
Annual Non-Equity Incentive	$121,500	$243,000	$486,000
Total Return-Based Restricted Stock				3,292	6,584	9,876		$269,307
Time-Based Restricted Stock							6,584	$283,178

(1)
The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns reflect the threshold, target and maximum cash amounts that our named executives were eligible to earn in 2018 under our annual non-equity incentive program. The “Non-Equity Incentive Plan Compensation” column in the table under “-Summary Compensation” includes actual cash amounts earned under this program for 2018.

(2)
The “Estimated Future Payouts Under Equity Incentive Plan Awards” columns reflect the number of shares of total return-based restricted stock that will vest in the future assuming threshold, target and maximum levels are satisfied. The number of shares of restricted stock set forth in the target column reflects the actual number of shares of restricted stock granted in 2018.

(3)
For a description of our accounting policies and information regarding the calculation of the fair value of awards of total return-based restricted stock and time-based restricted stock, see note 11 to the consolidated financial statements in our 2018 annual report.

(4)	The grant date for all equity incentive awards was March 1, 2018.

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Outstanding Equity Awards
The following table provides information regarding outstanding equity awards held by our named executives as of December 31, 2018, which is based on our year-end stock price of $38.69 per share:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options - Exercisable	Number of Securities Underlying Unexercised Options - Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested (2)
Edward J. Fritsch	13,615	—	$36.50	2/28/20
Edward J. Fritsch	54,243	—	$37.71	2/28/24
Edward J. Fritsch (3)	46,641	15,548	$45.61	2/27/25
Edward J. Fritsch (4)	43,004	43,004	$43.55	2/28/26
Edward J. Fritsch (5)	15,211	45,633	$52.49	2/28/27
Edward J. Fritsch (6)					52,251	$2,021,591	61,106	$2,364,191
Mark F. Mulhern (3)	5,841	5,839	$45.61	2/27/25
Mark F. Mulhern (4)	—	16,154	$43.55	2/28/26
Mark F. Mulhern (5)	5,719	17,157	$52.49	2/28/27
Mark F. Mulhern (7)					18,573	$718,589	21,901	$847,350
Theodore J. Klinck	2,873	—	$37.71	2/28/24
Theodore J. Klinck (3)	4,362	4,361	$45.61	2/27/25
Theodore J. Klinck (4)	14,607	16,288	$43.55	2/28/26
Theodore J. Klinck (5)	5,759	17,277	$52.49	2/28/27
Theodore J. Klinck (8)					18,698	$723,426	22,855	$884,260
Jeffrey D. Miller (3)	4,214	4,215	$45.61	2/27/25
Jeffrey D. Miller (4)	5,829	11,656	$43.55	2/28/26
Jeffrey D. Miller (5)	4,125	12,375	$52.49	2/28/27
Jeffrey D. Miller (9)					13,400	$518,446	15,801	$611,341

(1)	Consists of time-based restricted stock.

(2)	Consists of total return-based restricted stock at target levels.

(3)	Such stock options were issued in 2015. All remaining unexercisable stock options became exercisable prior to the mailing of this proxy statement.

(4)	Such stock options were issued in 2016 and vest ratably on an annual basis over a four-year term.

(5)	Such stock options were issued in 2017 and vest ratably on an annual basis over a four-year term.

(6)
With respect to shares of time-based restricted stock, 19,453 shares vested prior to the mailing of this proxy statement, 15,276 shares are scheduled to vest in March 2020, 10,745 shares are scheduled to vest in March 2021 and 6,777 shares are scheduled to vest in March 2022. With respect to shares of total return-based restricted stock, 15,009 shares vested prior to the mailing of this proxy statement (and 3,117 shares were forfeited because the applicable total return did not meet the target level), 15,872 shares are scheduled to vest in March 2020 and 27,108 shares are scheduled to vest in March 2021 if and to the extent the vesting criteria is satisfied.

(7)
With respect to shares of time-based restricted stock, 7,043 shares vested prior to the mailing of this proxy statement, 5,476 shares are scheduled to vest in March 2020, 3,773 shares are scheduled to vest in March 2021 and 2,281 shares are scheduled to vest in March 2022. With respect to shares of total return-based restricted stock, 5,638 shares vested prior to the mailing of this proxy statement (and 1,171 shares were forfeited because the applicable total return did not meet the target level), 5,968 shares are scheduled to vest in March 2020 and 9,124 shares are scheduled to vest in March 2021 if and to the extent the vesting criteria is satisfied.

(8)
With respect to shares of time-based restricted stock, 6,887 shares vested prior to the mailing of this proxy statement, 5,715 shares are scheduled to vest in March 2020, 3,799 shares are scheduled to vest in March 2021 and 2,297 shares are scheduled to vest in March 2022. With respect to shares of total return-based restricted stock, 6,343 shares vested prior to the mailing of this proxy statement (and 1,316 shares were forfeited because the applicable total return did not meet the target level), 6,008 shares are scheduled to vest in March 2020 and 9,188 shares are scheduled to vest in March 2021 if and to the extent the vesting criteria is satisfied.

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(9)
With respect to shares of time-based restricted stock, 5,081 shares vested prior to the mailing of this proxy statement, 3,951 shares are scheduled to vest in March 2020, 2,722 shares are scheduled to vest in March 2021 and 1,646 shares are scheduled to vest in March 2022. With respect to shares of total return-based restricted stock, 4,068 shares vested prior to the mailing of this proxy statement (and 845 shares were forfeited because the applicable total return did not meet the target level), 4,304 shares are scheduled to vest in March 2020 and 6,584 shares are scheduled to vest in March 2021 if and to the extent the vesting criteria is satisfied.

Option Exercises and Stock Vested
The following table provides information regarding the exercise of stock options and vesting of restricted stock by our named executives during 2018:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Edward J. Fritsch	—	—	30,214	$1,299,504
Mark F. Mulhern	14,141	$117,036	11,267	$484,594
Theodore J. Klinck	—	—	9,475	$407,520
Jeffrey D. Miller	3,676	$48,372	8,191	$352,295
Estimated Payments Upon Termination or a Change in Control
Under the currently outstanding award agreements under our 2009 and 2015 long-term equity incentive plans, had the employment of any of our named executives been terminated as of December 31, 2018 due to their death or disability (except as set forth in the next sentence), all of their unvested time-based restricted stock would have vested immediately, a pro rata portion of their total return-based restricted stock would have been non-forfeitable and continue to vest according to the terms of their original grants and their stock options exercisable as of December 31, 2018 would have continued to be exercisable for a six-month period thereafter. In the event of a disability, unvested shares of time-based restricted stock would have become non-forfeitable and continue to vest according to the terms of their original grants. In the event of death or disability, each of our named executives (or their estates) would have been entitled to receive a cash payment equal to the amount earned under the 2018 annual non-equity incentive plan. See " - Summary Compensation" for information regarding amounts earned under our 2018 annual non-equity incentive program and " - Outstanding Equity Awards" for information regarding outstanding restricted stock and stock options as of December 31, 2018.
As described under “-Compensation Discussion and Analysis - Retirement Plan,” Mr. Fritsch was eligible to retire as of December 31, 2018. The following table provides estimated information regarding the benefits Mr. Fritsch would have received had he retired as of December 31, 2018:

Name	Cash Payment	Value of Vesting of Time-Based Restricted Stock	Value of Vesting of Total Return-Based Restricted Stock	Value of Vesting of Stock Options
Edward J. Fritsch	$1,348,966	$2,021,591	—	—

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As described under “-Compensation Discussion and Analysis - Change in Control Arrangements,” each of Messrs. Fritsch, Mulhern, Klinck and Miller would receive certain benefits in connection with a change of control. The following table provides estimated information regarding the benefits each such officer would have received assuming the employment of such officers had been involuntarily terminated in connection with a change in control as of December 31, 2018:

Name	Cash Payment	Value of Benefits	Value of Vesting of Time-Based Restricted Stock	Value of Vesting of Total Return-Based Restricted Stock	Value of Vesting of Stock Options
Edward J. Fritsch	$10,847,853	$236,699	$2,021,591	—	—
Mark F. Mulhern	$5,042,187	$128,186	$718,589	—	—
Theodore J. Klinck	$4,996,488	$122,132	$723,426	—	—
Jeffrey D. Miller	$3,258,805	$120,967	$518,446	—	—
The following table provides estimated information regarding the benefits each such officer would have received assuming the employment of such officers had not been involuntarily terminated in connection with a change in control as of December 31, 2018:

Name	Cash Payment	Value of Vesting of Time-Based Restricted Stock	Value of Vesting of Total Return-Based Restricted Stock	Value of Vesting of Stock Options
Edward J. Fritsch	$2,324,600	$2,021,591	—	—
Mark F. Mulhern	$1,099,837	$718,589	—	—
Theodore J. Klinck	$1,091,280	$723,426	—	—
Jeffrey D. Miller	$717,997	$518,446	—	—

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INFORMATION ABOUT THE ANNUAL MEETING
__________________________________________________________________________________________________________________________________________________________________________

Voting Information
Holders of record of shares of our common stock as of the close of business on the record date, March 8, 2019, are entitled to vote at the meeting. The outstanding common stock is the only class of securities entitled to vote at the meeting and each share of common stock entitles the holder to one vote. At the close of business on the record date, there were 103,676,907 shares of common stock issued and outstanding.
The presence, in person or by proxy, of holders of at least a majority of the total number of shares of common stock is necessary to constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes will count toward the presence of a quorum. The election of directors requires the vote of a plurality of all of the votes cast at the meeting; however, our corporate governance guidelines provide that, in uncontested elections such as at this annual meeting, any director nominee who receives a greater number of votes WITHHELD from his or her election than votes FOR such election must promptly offer to resign following certification of the vote. The ratification of Deloitte & Touche as our independent auditor and the advisory vote on executive compensation require the affirmative vote of a majority of the votes cast on each proposal. With respect to all proposals, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.
If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. A “broker non-vote” occurs when a bank, broker or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of Deloitte & Touche as our independent auditor even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors or the advisory vote on executive compensation, in which case a broker non-vote will occur and your shares will not be voted on these matters.
Shares of common stock represented by a properly executed proxy received prior to the vote at the meeting and not revoked will be voted at the meeting as directed on the proxy. Where no specification is made on a properly executed form of proxy from a stockholder of record, the shares will be voted FOR the election of all nominees for director, FOR the proposal to ratify the appointment of Deloitte & Touche LLP as our independent auditor for 2019, FOR the advisory vote on executive compensation and FOR authorization of the proxy to vote upon such other business as may properly come before the meeting and any adjournments or postponements.
Proxy Solicitation and Document Request Information
This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies for use at the annual meeting. This solicitation is made on behalf of our board of directors.
You will soon receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials, including our 2018 annual report, and how to vote online. If you receive a Notice by mail, you will not receive a

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printed copy of the proxy materials except upon request. The Notice will instruct you how to access and review the proxy materials online and how you may submit your proxy online or by telephone. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.
Other Matters
Our management knows of no other matters that may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the person named in the proxy to vote such proxy in accordance with his judgment on such matters.
Stockholder Proposals for 2020 Annual Meeting
To be considered for inclusion in the 2020 proxy material under Rule 14a-8 of the Securities Exchange Act of 1934, stockholder proposals to be presented at the 2020 annual meeting must be received by our secretary no later than November 29, 2019. In addition, under our bylaws, any stockholder who intends to nominate a candidate for election to the Board or to propose any business at our 2020 annual meeting (other than proposals presented under Rule 14a-8 for inclusion in the proxy statement, as described above) pursuant to the advance notice provisions of the bylaws must give notice to our secretary between February 7, 2020 and the close of business on March 9, 2020.
Costs of Proxy Solicitation
The cost of preparing, assembling and making the proxy material available to our stockholders will be borne by us. We will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which shares are beneficially owned by others, to send the proxy material to, and to obtain proxies from, such beneficial owners and we will reimburse such holder for their reasonable expenses in doing so. We have retained Broadridge and EQ Shareowner Services to assist in the process of identifying and contacting stockholders for the purpose of soliciting proxies. The entire expense of these proxy solicitation consulting services is expected to be approximately $10,000. In addition, we reserve the right to engage additional solicitors if we deem them necessary.
Delivery of Materials to Households
The SEC has adopted rules that permit companies and intermediaries, such as a broker, bank or other agent, to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our proxy materials, unless the affected stockholder has provided us with contrary instructions. This procedure provides extra convenience for stockholders and cost savings for companies.
We and some brokers, banks or other agents may be householding our proxy materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of the proxy materials, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker, bank or other agent that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If you wish to revoke your consent to householding, you

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must contact your broker, bank or other nominee. If you are receiving multiple copies of the proxy materials, you may be able to request householding by contacting your broker, bank or other nominee.
Upon written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a single set of the proxy materials, to any stockholder free of charge at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy, you may send a written request to Highwoods Properties, Inc., 3100 Smoketree Court, Suite 600, Raleigh, North Carolina 27604, Attention: Secretary. You can also contact your broker, bank or other nominee to make a similar request.

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